UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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      In re                               :
                                          :     Chapter 11
HOME HOLDINGS INC.,                       :     Case No. 98 B 40319 (JHG)
                                          :
                              Debtor.     :
                                          :
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                    NOTICE OF (a) HEARING ON CONFIRMATION OF
                    PLAN AND (b) DEADLINES AND PROCEDURES FOR
                    FILING OBJECTIONS TO CONFIRMATION OF PLAN

TO ALL CREDITORS, EQUITY SECURITY HOLDERS, AND OTHER
PARTIES IN INTEREST:

            PLEASE TAKE NOTICE that Home Holdings Inc. (the "Debtor"), as debtor and debtor-in-possession, is seeking confirmation of its proposed Amended Plan Of Reorganization, dated March 3, 1998 (the "Plan");

            PLEASE TAKE FURTHER NOTICE that on March 4, 1998, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") entered an order approving the Debtor's Disclosure Statement, dated January 15, 1998, as amended on February 26 and March 3, 1998 (the "Disclosure Statement"), as containing adequate information and authorized the Debtor to solicit acceptances of its Plan;

            PLEASE TAKE FURTHER NOTICE that the terms of the Plan, once confirmed by the court, will be binding on all holders of claims against the Debtor and on all holders of equity security interests in the Debtor;

            PLEASE TAKE FURTHER NOTICE that holders of equity security interests in the Debtor will receive NO distributions or other property under the Plan on account of their claims or interests arising from their present or former ownership of the Debtor's equity securities; and

            PLEASE TAKE FURTHER NOTICE that on the Debtor's motion, dated January 15, 1998 (the "Scheduling Motion"), the Bankruptcy Court entered an order, dated January 15, 1998 (the "Scheduling Order"), providing, among other things, that:

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                         HEARING ON CONFIRMATION OF PLAN

            1. The hearing to consider confirmation of the Plan (the "Confirmation Hearing") will commence on April 3, 1998 at 9:30 a.m. Eastern Standard Time before the Honorable Jeffry H. Gallet, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004-1408. The Confirmation Hearing may be continued from time to time by announcing such continuance in open court or otherwise, all without further notice to parties in inter est.

                 DEADLINES AND PROCEDURES FOR FILING OBJECTIONS
                           TO CONFIRMATION OF THE PLAN

            2. March 27, 1998 at 5:00 p.m. Eastern Standard Time (the "Plan Confirmation Objection Deadline") is fixed as the last date and time for filing and serving objections to confirmation of the Plan. Objections to the Plan not filed and served by the Plan Confirmation Deadline, and in the manner set forth below, will not be considered by the court and shall be overruled.

            3. In order to be considered by the court, objections (if any) to confirmation of the Plan must be in writing, must set forth the name of the objector and the nature and the amount of any claim or interest asserted by the objector against the estate or property of the Debtor, must state with particularity the legal and factual basis for such objection, and must be both
(a) filed with the Clerk of the Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004-1408 on or prior to the Plan Confirmation Deadline and (b) served, so that they are ACTUALLY RECEIVED on or prior to the Plan Confirmation Deadline by (i) Skadden, Arps, Slate, Meagher & Flom LLP, Attorneys for the Debtor, 919 Third Avenue, New York, New York 10022-3897 (Att'n: Kayalyn A. Marafioti, Esq.); (ii) Anderson Kill & Olick, P.C., Counsel for the Committee of Unsecured Creditors, 1251 Avenue of the Americas, New York, New York 10020- 1182 (Att'n: Anthony Princi, Esq.); (iii) Paul, Weiss, Rifkind, Wharton & Garrison, Counsel for Zurich Centre Resource Limited, 1285 Avenue of the Americas, New York, New York 10019-6064 (Att'n: Alan
W. Kornberg, Esq.); (iv) Simpson Thacher & Bartlett, Counsel for Trygg-Hansa AB, 425 Lexington Avenue, New York, New York 10017-3909 (Att'n: Lillian Kraemer, Esq.); (v) White & Case, Counsel for the New Hampshire Insurance Department, 1155 Avenue of the Americas, New York, New York 10036 (Att'n: Nicholas R. Williams, Esq.) and Sheehan Phinney Bass & Green, 1000 Elm Street, P.O. Box 3701, Manchester, New Hampshire 03105-3701 (Att'n: Bruce A. Harwood, Esq.); and
(vi) the Office of the United States Trustee, 80 Broad Street, Third Floor, New York, New York 10004 (Att'n: Paul K. Schwartzberg, Esq.).

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                         COPIES AND REVIEW OF DOCUMENTS

            PLEASE TAKE FURTHER NOTICE that any party in interest wishing to obtain a copy of the Disclosure Statement, the Plan, any exhibits to those documents, the Scheduling Motion, or the Scheduling Order may request such copies by contacting the Information Agent, MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, (212) 929-5500 or (800) 322-2885 (Att'n: Edith
A. Lohman). All such copies shall be provided at the expense of the party requesting the documents unless otherwise specifically required by Bankruptcy Rule 3017(d). All documents that are filed with the court may be reviewed during regular business hours (from 9:30 a.m. to 4:30 p.m. weekdays, except legal holidays) at the Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004-1408, or, alternatively, they can be viewed and retrieved by accessing the Bankruptcy Court's Internet site at www.nysb.uscourts.gov.

Dated:   New York, New York
         March 4, 1998

                                    By Order of the Court
                                    Hon. Jeffry H. Gallet
                                    United States Bankruptcy Court
                                    Southern District of New York
                                    Alexander Hamilton Custom House
                                    One Bowling Green, Room 528
                                    New York, New York 10004-1408


For questions, please contact:
Kayalyn A. Marafioti, Esq.                     Anthony Princi, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP       Anderson Kill & Olick, P.C.
  Attorneys for Home Holdings Inc.,              Attorneys for the Committee of
  Debtor and Debtor-in-Possession                Unsecured Creditors
919 Third Avenue                               1251 Avenue of the Americas
New York, New York 10022-3897                  New York, New York 10020-1182
(212) 735-3000                                 (212) 278-1000